As filed with the Securities and Exchange Commission on March 14, 2024

Registration No. 333-233323

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Registration Statement on Form S-8 (No. 333-233323)

UNDER

THE SECURITIES ACT OF 1933

TEXTAINER GROUP HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-050316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Century House, 16 Par-La-Ville Road

Hamilton HM 08, Bermuda

(441) 296-2500

(Address of Principal Executive Offices) (Zip Code)

2019 Share Incentive Plan

(Full title of the plans)

Daniel W. Cohen

Textainer Group Holdings Limited

c/o Textainer Equipment Management (U.S.) Limited

650 California Street, 16th Floor

San Francisco, CA 94108

(415) 434-0551

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, CA 94111

(415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Textainer Group Holdings Limited (the “Registrant”): Registration Statement on Form S-8 (File No. 333-233323), filed with the SEC on August 16, 2019, pertaining to the registration of an additional 2,500,000 shares of Common Stock reserved for issuance under the Share Incentive Plan (as defined therein).

On March 14, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2023, by and among the Registrant, Typewriter Parent Ltd., an exempted company limited by shares incorporated under the Companies Act (2023 Revision) of the Cayman Islands (“Parent”), and Typewriter Merger Sub Ltd., an exempted company limited by shares incorporated under the Laws of Bermuda and a subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant is terminating, as of the date hereof, all existing registration statements under the Securities Act of 1933, as amended, of the Registrant, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby terminates the Registration Statement and removes from registration, by means of a post-effective amendment, any and all securities registered of the Registrant which have been registered for issuance under the Registration Statement but remain unsold, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 14, 2024.

TEXTAINER GROUP HOLDINGS LIMITED

By:	/s/ Olivier Ghesquiere
Name: Olivier Ghesquiere
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendments to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.